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                                                                     EXHIBIT (i)

                         [UTILICORP UNITED LETTERHEAD]



                                 April 14, 2000

VIA FACSIMILE: (713) 646-3393

Joint Energy Development Investments II Limited Partnership
1400 Smith St.
Houston, Texas 77002

Ladies and Gentlemen:

     UtiliCorp United Inc. ("UtiliCorp") hereby offers to purchase your $37,012,500 principal amount of Convertible Subordinated Notes due 2010 ("Notes") of Quanta Services, Inc. ("Quanta") that are convertible into 4,037,727 shares of common stock of Quanta. This letter describes the terms of the offer.

     1. Price. UtiliCorp offers to purchase your Notes at a price equal to the product of 4,037,727 times $38.2375 (i.e, 95% of the last sale price per share of Quanta's common stock on the New York Stock Exchange on April 13, 2000), plus an amount equal to the interest accrued on such Notes through the date immediately prior to closing (the "Offered Price").

     2. Number of Notes. Our offer is not contingent upon receiving a minimum or maximum number of Notes.

     3. Offer Period. UtiliCorp would like to acquire ownership of your Notes under this letter agreement as soon as possible, and in any event within 5 business days after the date of this letter. However, if you wish to extend this period, please kindly so request in writing so that we can consider your request.

     4. Representations and Warranties. By signing this letter, you and we hereby make the following representations and warranties as to itself:

          a. You and we have reasonable access to, and have been given sufficient opportunity to review, all material information about Quanta's business, financial condition, operations and value that you or we believe to be relevant to your decision to sell your Notes (including a release of Quanta's quarterly financial results for the fiscal quarter ending March 31,
2000). You and we are sophisticated and experienced in evaluating the merits and risks involving an investment in Quanta securities, the particulars of our offer, and the decision to sell your Quanta Notes. You and we have been able to obtain all information required in making an informed decision regarding the offer. You and we understand and acknowledge that the earnings of Quanta for the first quarter of 2000 have not been disseminated to the public and that Quanta is expected to make a formal earnings release for this period soon after the date hereof.


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              b.  You are making your decision to sell your Quanta Notes independently and have not been subjected (at any time) to any pressure or influence from UtiliCorp to sell your Quanta Notes.

              c. At the time of completion of the sale and purchase of your Notes in accordance with this offer, your Notes shall be your absolute property free of any security, lien, encumbrance or adverse interest whatsoever and together with all benefits or entitlements applicable to such Notes.

          5. ACCEPTANCE AND PAYMENT. IF THE OFFER IS ACCEPTABLE TO YOU, PLEASE FOLLOW THE STEPS BELOW:

              a. SIGN YOUR NAME IN THE SPACE APPLICABLE TO YOU AT THE END OF THIS LETTER;

              b.  COMPLETE THE ATTACHED NOTE POWER; AND

              c. SEND A COPY OF YOUR SIGNED LETTER AND THE ORIGINAL COPIES OF YOUR NOTE AND NOTE POWER (VIA OVERNIGHT DELIVERY) TO UTILICORP IN CARE OF:


                           MR. YABO LIN
                           BLACKWELL SANDERS PEPER MARTIN LLP
                           2300 MAIN STREET, SUITE 1100
                           KANSAS CITY, MISSOURI 64108
                           TEL: (816) 983-8000
                           FAX: (816) 983-8080

              YOUR ACCEPTANCE WILL NOT BE CONSIDERED COMPLETE UNTIL YOU SEND TO MR. LIN ALL THE REQUIRED ACCEPTANCE DOCUMENTS, INCLUDING THE SIGNED LETTER, NOTE AND NOTE POWER, WHICH FOR PURPOSES OF THIS LETTER, WILL BECOME A BINDING OBLIGATION TO SELL AND TO PURCHASE, UPON THE RECEIPT OF SUCH DOCUMENTS BY FACSIMILE.

          Within 5 business days after receipt of your acceptance documents, we will wire to an account designated in writing by you payment in full of the aggregate Offered Price due to you.

          6. Governing Law. This letter in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York.

          7. Indemnification. You and we each acknowledge that (i) it understands the meaning and legal consequences of the representations, warranties and agreements contained herein; (ii) the other party is relying on the accuracy of such representations, warranties and agreements; and (iii) the other party would not have entered into this transaction if any representation, warranty or agreement were known to be materially false. Accordingly, each party agrees to indemnify and hold harmless the other from and against any and all loss, damage, liability, cost or expense due to or arising out of a breach of any of its representations, warranties or agreements contained herein. This indemnity will survive the purchase and sale of your Quanta Notes intended herein.


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     8. Binding Effect. This letter will be binding upon and inure to the benefit of the parties and their heirs, successors, legal representatives and assigns.

     9. Entire Agreement. This letter constitutes the entire agreement between the parties pertaining to the purchase of your Quanta Notes and supersedes any prior understanding.

                                    * * * *



                                        Very truly yours,

                                        /s/ KEVIN ANDERSON

                                        Kevin Anderson
                                        Vice President, Communications Services
                                        UtiliCorp United Inc.

AGREED TO AND ACCEPTED:

Joint Energy Development Investments II Limited Partnership

By: Enron Capital Management II Limited Partnership, its general partner
By: Enron Capital II Corp., its general partner

    By: /s/ RAYMOND M. BOWEN, JR.
        -----------------------------------
         (signature)
    Printed Name: Raymond M. Bowen, Jr.
                  -------------------------
    Title: Managing Director
           --------------------------------
    Date: 4/14/00
          ---------------------------------


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